PARTICIPATION AGREEMENT

     THIS AGREEMENT, is made and entered into this 31st day of August, 1999, and effective the 1st day of August, 1999, by and between Wold Oil Properties, Inc., a Wyoming Corporation, whose address is 139 West Second Street, Suite 200, Casper, Wyoming 82601, ("Wold") and Infinity Oil & Gas, Inc., a Colorado Corporation, whose address is 730 17th Street, Suite 250, Denver, Colorado 80202, ("Infinity").

                                    RECITALS

     1. Wold owns an interest in the oil and gas leases described on the attached Exhibit A ("Leases") insofar as the Leases cover the lands described on Exhibit A and as further outlined in red on the attached Exhibit B ("Lands"). The Leases and Lands together are hereafter referred to as the "Lease Acreage"; and

     2. Infinity and Wold wish to enter into this Agreement to provide for the drilling of a pilot test program and the drilling of additional wells on the Lease Acreage pursuant to which Infinity will earn interests in the Leases and Lands.

     NOW, THEREFORE in consideration of the premises and of the mutual covenants and agreements set forth below, the parties agree as follows:

1.  PILOT PROGRAM

     1.1     Commencement

     Infinity shall have the exclusive option to develop a pilot project on the Lease Acreage ("Pilot Program") for the purpose of exploring the oil and gas potential of all formations from the surface of the earth down to 100 feet below the base of the Baxter Sand, but in all cases above the Frontier Formation ("Objective Formations"). The wells drilled in this Pilot Program shall be referred to as the Pilot Wells. Infinity shall select a location of the first Pilot Well ("First Pilot Well") to be located either in Section 4,
Section 5 or Section 6, Township 29 North, Range 114 West, Sublette County, Wyoming and commence on or before November 15, 1999, unless prevented by Force Majeure, as that term is hereinafter defined. The first Test Pilot Well shall be located within the Riley Ridge Unit. Within one year from the date of this Agreement, Infinity shall have the option to drill four (4) additional Pilot Wells directly or diagonally contiguous to the Drilling Block for the First Pilot Well, which shall not be larger than 160 acres, more or less. At least two of the additional four Test Pilot Wells shall be located within the Riley Ridge Unit. Each of the Pilot Wells shall be drilled with due diligence and in a workmanlike manner for purposes of testing and developing to a depth sufficient to test the Upper Mesa Verde coals. Each of the Pilot Wells shall be located in conformance with applicable oil and gas spacing or location rules of the State of Wyoming and any other appropriate governmental agency. Notwithstanding anything else contained herein, Wold shall retain right to explore or cause to explore for formations lying below the Objective Formations.

     1.2  Interest Earned

     By timely drilling and completing five Pilot Wells in the Pilot Program as set forth above, Infinity shall earn the following:

          (a) Subject to Article 1.2 (c) and (d), an assignment of all of Wold's right, title and interest in the working interest and operating rights in the Leases insofar as the Leases cover Lands within the approximately 160 acre drilling block ("Drilling Block") for each Pilot Well drilled and completed and limited to formations from the surface of the earth down to the stratigraphic equivalent of the total depth drilled, not to exceed 100 feet below the base of the Baxter Sand and in all cases above the Frontier Formation, in each of the Pilot Wells, subject to a reservation of an overriding royalty interest as described in Article 3 below, and the option to back-in at Pilot Program Payout to a proportionate 30% leasehold working interest;

          (b) Subject to Article 1.2 (c) and (d), an assignment of 70% of all of Wold's right, title and interest in and to the working interest and operating rights in the Leases insofar as the Leases cover Lands within each Drilling Block, which are directly or diagonally contiguous to Drilling Blocks for the Pilot Wells described in Article 1.2 (a) and limited in depth from the surface of the earth to the stratigraphic equivalent of the total depth drilled, not to exceed 100 feet below the base of the Baxter Sand and in all cases above the Frontier Formation, in the Pilot Wells.

          (c) If the BLM, however, designates a Participating Area ("PA") pursuant to the Riley Ridge Unit Agreement for a Pilot Well which extends outside the Drilling Block, then Wold shall assign 100% of Wold's interest in the additional acreage to Infinity and the assignment of the Leases covering the additional acreage shall be on the same terms as if the Leases were part of the Drilling Block acreage as described in Article 1.2(a) above.

               The assignment from Wold to Infinity, covering the Leases outside the original Drilling Block(s) will remain as provided in Article 1.2
(b) above.

           (d) If the BLM, however, designates a PA, pursuant to the Riley Ridge Unit Agreement for a Pilot Well which is less than the Drilling Block, then Infinity shall assign 30% of Infinity's interest, previously assigned by Wold, in that excluded acreage to Wold and the assignment shall be on the same terms described in Article 1.2(a) above, exclusive of any overriding royalty or burdens created by Infinity subsequent to the date of this agreement. In addition, Wold shall re-assign any overriding royalty reserved on this excluded acreage.

                The assignment from Wold to Infinity, covering the Leases outside the original Drilling Block(s) will remain as provided in Article 1.2
(b) above.

          (e) The right to commence drilling additional wells anywhere on the Lease Acreage, including Leases and Lands previously earned under this Agreement, in accordance with Article 2 below.

     The term "drilling and completing" shall mean a well that has been cased, perforated and stimulated for purposes of producing.

     1.3   Termination

     If Infinity obtains executed participation/farmout agreements similar in substance to the terms of this agreement from at least 75% of the leasehold working interest owners within the Riley Ridge Unit, and obtains an approved permit to drill the First Pilot Well from the appropriate governmental agencies, yet does not commence the drilling of a well by November 15, 1999, then, subject to Article 11. Force Majeure of this Agreement, this Participation Agreement shall be null and void, and Infinity shall pay to Wold the sum of Fifty Thousand dollars ($50,000.00) as liquidated damages and Wold shall have no other recourse against Infinity. In addition, this Agreement shall terminate and the parties shall have no further obligations or liabilities under the terms of this Agreement if on or before one year from the date of this Agreement, Infinity has failed to drill and complete the first Pilot Well and the remaining four Pilot Wells within the Pilot Program. In the event the necessary permits and approvals are issued by the appropriate governmental agencies, and Infinity obtains executed participation/farmout agreements similar in substance to the terms of this agreement from at least 75% of the leasehold working interest owners within the Riley Ridge Unit, subsequent to October 31, 1999, Infinity shall spud the First Pilot Well within thirty (30) days from receipt of said permits and/or approvals or be subject to the penalties herein.

     1.4  Pilot Program Payout

     Pilot Program Payout shall be 7:00 a.m. Mountain time on the first day following the date on which Infinity has received from the proceeds of production from the Pilot Program an amount equal to all Costs attributable to the interest assigned or relinquished by Wold to Infinity in the Pilot Program. As set forth in this paragraph, proceeds of production from the Pilot Program shall mean the proceeds from the oil, gas and associated hydrocarbons attributable to the interest assigned by Wold to Infinity in the Pilot Program after deducting the following:

          (a) Royalty interests, overriding royalty interests, production payments and other leasehold burdens existing as of the date of this Agreement and not created by or its successors and assigns;

          (b) Production, excise, severance and other taxes based upon production; and

          (c)  Wold's overriding royalty reserved under this Agreement.

     Costs, as defined herein, shall mean the actual costs incurred by Infinity for drilling, equipping, completing and operating each of the five Pilot Wells under the terms of the Unit Operating Agreement before payout and constructing and operating a water disposal and gas gathering system, provided that Wold does not participate in said system as hereinafter provided, for the Pilot Program. Infinity shall provide Wold, monthly, with a payout status report.

     1.5  Option to Convert at Payout

     Infinity shall notify Wold in writing of the time of Pilot Program Payout and Wold shall have thirty (30) days after receipt of such notice to elect, on a project basis, one of the following described options:

          (a) Retain its overriding royalty reserved under Article 3. ASSIGNMENT OF EARNED INTEREST herein, as to all of the Leases and Lands within the five Drilling Blocks or PA's for the Pilot Program, or

          (b) Terminate its reserved overriding royalty in the Pilot Program and notify Infinity to re-assign 30% of the working interest and operating rights in the Leases and Lands within the five Drilling Blocks or PA's for the Pilot Program to Wold, proportionately reduced to Wold's original interest, exclusive of any overriding royalty or other burdens created by Infinity subsequent to this Agreement.

     1.6  Option to Participate in Gathering System


     At any time following 6 months after the drilling and completing of the five Pilot Wells, Infinity shall advise Wold of its plan for construction of a gas gathering system to compress, dehydrate and gather gas produced from the Lease Acreage ("Gathering System"). If Infinity, or its affiliate, elect to construct the Gathering System, then Wold shall be given an opportunity to participate in the system. Infinity shall provide Wold an Authorization for Expenditure ("AFE") which will set forth the cost of constructing the Gathering System. Wold shall have thirty days after receipt of the AFE within which to elect to participate for 30% of its gross ownership interest in the Riley Ridge Unit as of the date of this Agreement. If Wold elects to participate, then Wold and Infinity shall enter into a Joint Venture Agreement providing for the construction, ownership and operation of the Gathering System.

2.   OPTION WELLS

     2.1  Additional Drilling

     In the event Infinity satisfies the conditions for earning leasehold interests by drilling and completing five Pilot Wells in the Pilot Program, then Infinity shall have the option to continue drilling wells at locations selected by Infinity anywhere on the Lease Acreage (" Option Wells") for so long as it satisfies the following conditions:

          (a) On or before two years after the effective date of the Agreement, Infinity commences, or causes to be commenced, actual drilling operations for two Option Wells at a legal location on the Lease Acreage, to a minimum depth equivalent of 1,350' in the Belco Petroleum #3 Riley Ridge well located in the SW 1/4 SW 1/4 Section 13, Township 29 North, Range 114 West, and continues to drill such wells with due diligence and in a workmanlike manner to test any of the Objective Formations; and

          (b) On or before three years after the effective date of the Agreement, and each year thereafter, Infinity commences, or causes to be commenced, actual drilling operations for four Option Wells at a legal location on the Lease Acreage, to a minimum depth equivalent of 1,350' in the Belco Petroleum, #3 Riley Ridge well located in the SW 1/4 SW 1/4 Section 13, Township 29 North, Range 114 West, and continues to drill such wells with due diligence and in a workmanlike manner to test any of the Objective Formations.

     It is the intent of the parties that these drilling obligations shall be cumulative including the wells initially drilled in the initial Pilot Program (for example, should Infinity drill eleven wells in the first year, the contract extension qualification will be satisfied for the first three years).

Re-entry of any existing wellbore shall qualify as a Pilot or Option Well, however, Infinity shall have no right to re-enter any wellbore drilled to the Madison Formation.

     2.2  Option Earning Well

     By drilling and completing an Option Well on Lease Acreage which has not been previously earned by or assigned to Infinity under the terms of this Agreement ("Option Earning Well"), Infinity shall earn the following:

          (a) Subject to Article 2.2 (c) and (d), an assignment of all of Wold's leasehold working interest and operating rights in the Leases insofar as the Leases cover Lands within the Drilling Block for the Option Earning Well and limited to formations from the surface of the earth down to the stratigraphic equivalent of the total depth drilled, not to exceed 100 feet below the base of the Baxter Sand and in all cases above the Frontier Formation, subject to a reservation of an overriding royalty interest described in Article 3 below and the option to back-in at payout of the Option Earning Well to a proportionate 30% leasehold working interest; and

               Subject to Article 2.2 (c) and (d), an assignment of 70% of Wold's leasehold working interest and operating rights in that portion of the Leases covering Lands within each Drilling Block, which is directly or diagonally contiguous to the Drilling Block for the Option Earning Well, and limited in depth to formations from the surface of the earth down to the stratigraphic equivalent of the total depth drilled, not to exceed 100 feet below the base of the Baxter Sand and in all cases above the Frontier Formation, in the Option Earning Well.

               This assignment of 70% of all of Wold's right, title and interest in and to the working interest and operating rights in the Leases in the Drilling Blocks shall in no event exceed eight (8) Drilling Blocks.

          (c) If the BLM, however, designates a PA, pursuant to the Riley Ridge Unit Agreement for an Option Earning Well which extends outside the Drilling Block, then Wold shall assign 100% of Wold's interest in the additional PA acreage to Infinity and the assignment of the Leases covering the additional acreage shall be on the same terms as if the Leases were part of the Drilling Block acreage as described in Article 2.2(a) above.

               The assignment from Wold to Infinity, covering the earned Leases outside the established PA will remain as provided in Article 2.2(b) above.

          (d) If the BLM, however, designates a PA under the Riley Ridge Unit Agreement for an Option Earning Well, which is less than the Drilling Block, then Infinity shall assign 30% of Infinity's interest, previously assigned by Wold, in the excluded acreage to Wold and the assignment shall be on the same terms described in Article 2.2(a) above, exclusive of any overriding royalty or other burdens created by Infinity subsequent to the date of this agreement. In addition, Wold shall re-assign any overriding royalty reserved on this excluded acreage.

               The assignment from Wold to Infinity, covering the leases outside the original Drilling Block(s) will remain as provided in Article 2.2
(b) above.

     2.3  Payout of Option Earning Well

     Payout of an Option Earning Well shall be defined as 7:00 a.m. Mountain time on the first day following the date on which Infinity has received from the proceeds of production from an Option Earning Well, an amount equal to all Costs attributable to the interest assigned or relinquished by Wold to Infinity in the Option Earning Well. As set forth in this paragraph, proceeds of production from the Option Earning Well shall mean the proceeds from the oil, gas and associated hydrocarbons attributable to the interest assigned by Wold to Infinity in the Option Earning Well after deducting the following:

          (a) Royalty interests, overriding royalty interests, production payments and other leasehold burdens existing as of the date of this Agreement and not created by its successors or assigns;

          (b) Production, excise, severance and other taxes based upon production; and

          (c)  Wold's overriding royalty reserved under this Agreement.

Costs, as defined herein, shall mean the actual costs incurred by Infinity in drilling, equipping, completing and operating the Option Earning Well under the terms of the Unit Operating Agreement and constructing and operating a water disposal and gas gathering system, provided that Wold does not participate in said system as hereinabove provided, for the Option Earning Well. Infinity shall provide Wold, monthly, with a payout status report.

     2.4  Conversion Rights

     Infinity shall notify Wold in writing of the time that Payout of an Option Earning Well occurs and Wold shall have thirty (30) days after receipt of such notice to elect, on a well by well basis, one of the following options:

          (a) Retain its overriding royalty reserved under Article 3. ASSIGNMENT OF EARNED INTERESTS herein, or

          (b) Terminate its reserved overriding royalty in the Drilling Block, or PA, for the Option Earning Well and notify Infinity to re-assign 30% of the working interest and operating rights in the Leases and Lands within the Drilling Block or PA for the Option Earning Well to Wold, proportionately reduced to Wold's original interest, exclusive of any burdens created by Infinity subsequent to this Agreement.

3.   ASSIGNMENT OF EARNED INTERESTS

     The leasehold interests earned by Infinity as described in Articles 1 and 2 shall be conveyed in accordance with the terms and conditions of the assignment form attached hereto as Exhibit D. As to those Leases which were earned by drilling and completing the Pilot Program or any Option Earning Well, the assignment shall reserve to Wold a proportionate overriding royalty interest equal to the difference between the net revenue interest of record on the effective date of this Agreement and 80.5%, to a maximum of a 2% overriding royalty. Should the net revenue of a Lease be equal to or less than 80.5%, then Wold shall reserve a proportionate 1/2 of 1% overriding royalty. All such reserved overriding royalties shall be on all of the oil, gas and associated hydrocarbons, including coalbed methane, produced, saved and marketed under the terms of the Leases and Lands conveyed under the assignment. (As example, should a Lease have a present net revenue of 82.008929%, then Wold shall deliver an 80.5% net revenue leasehold to Infinity, reserving a 1.508929% overriding royalty to Wold. As further example, should a Lease have a present net revenue of 82.611328%, then Wold shall deliver an 80.611328% net revenue leasehold to Infinity, reserving a 2% overriding royalty to Wold. As a final example, should a Lease have a present net revenue of 80.5%, then Wold shall deliver an 80.00% net revenue leasehold to Infinity, reserving a 0.5% overriding royalty to Wold.) The assignment shall state that the interest assigned shall be proportionately reduced in the event the Leases cover less than 100% of the interest in the oil, gas and associated hydrocarbons, including coalbed methane, underlying the Lands conveyed, or in the event the assignor owns less than 100% of the leasehold working interest in the Leases and Lands. Wold shall have the option of converting the overriding royalty interest at payout to a 30% working interest proportionately reduced. The overriding royalty interest reserved shall be free and clear of all costs of production except ad valorem, production and severance taxes assessed thereon. Wold's overriding royalty interest shall, however, bear its proportionate share of all post-production costs in the same amount and in the same manner as allowed to be deducted by Federal and/or State Lessors within the Leases and Lands.

4.  REASSIGNMENT OF INTERESTS

     On the third anniversary following the end of Infinity's accumulated Option Well contract extension period provided for under Article 2.1, Wold shall have the right to notify Infinity in writing of its option to have Infinity reassign all its interest in and to all those 160 acre drilling blocks which Infinity has previously earned but had not drilled a well, on, in or under, or has been included into a PA pursuant to the terms of this agreement. Such assignment shall be exclusive of all overriding royalty and other burdens created by Infinity after the effective date of this Agreement.

5.   COST OF THE PILOT PROGRAM AND OPTION EARNING WELLS

     The entire cost, expense and risk of drilling, testing and completing each Pilot Well and Option Earning Well shall be borne by Infinity, it being understood that the risk to be borne by Infinity shall include, but shall not be limited to, any claim, demand, action, cause of action, judgment, attorney's fee or expense of investigation or litigation, for injury to, or loss or destruction of property or for injury to or death of any person arising out of or in connection with the drilling, testing and completion of said well, whether through an act or omission of a party to this Agreement or otherwise. The entire cost, expense and risk (including those enumerated above) of operations on the Pilot Wells and Option Earning Wells through drilling, testing and completing or abandoning of said wells shall be borne by Infinity, unless Wold has elected to take over such wells under the provisions of Article 6 hereof. Infinity shall pay for, and not include in its costs attributable to payout, all costs of cores, lab analysis and studies conducted upon the Pilot Wells and Option Earning Wells for the first two (2) years of this Agreement. All costs of drilling and completion conducted hereunder utilizing equipment and/or services owned by Infinity or its assigns, shall be controlled and charged as provided for under Exhibit "1", Page 2, Article 7.A. & 7.B., COPAS (Accounting Procedure Joint Operations) of the Unit Operating
Agreement of the Riley Ridge Unit Area, dated December 23, 1981.   The
obligations imposed in this Article shall include, but not be limited to, maintaining the Lease Acreage free and clear of all liens and encumbrances.

6.   TAKE OVER PROVISION

     If Infinity shall determine that any Pilot Well or Option Well ("the Wells") is incapable of producing oil or gas in paying quantities and, therefore, should be plugged and abandoned, then Infinity shall promptly notify Wold by telephone, to be confirmed in writing, of such determination. Wold shall have twenty-four (24) hours, when a rig is on location, following the receipt of such telephone notice, or twenty-four (24) hours following the receipt of logs, whichever occurs later, within which to advise Infinity by telephone, to be confirmed in writing, of whether it elects to take over operations If Wold does not elect to take over operations or if Wold fails to respond in the manner and within the time indicated above, then Infinity shall proceed at its cost and expense to plug and abandon said well in accordance with applicable state laws and shall level the ground around the location and clear and clean the premises to the satisfaction of the surface owners and surface lessees. If Wold elects to take over operations for the Well, then all further operations on said well, including, if indicated, the plugging and abandonment thereof, shall be conducted entirely by Wold, at its sole cost, risk and expense. Infinity shall be deemed to have relinquished and transferred to Wold, all of its right, title and interest in and to (i) said Well, and production therefrom; (ii) the material and equipment therein and used or acquired in connection therewith said well which Wold retains for conducting operations hereunder, which Infinity agrees shall be free and clear of burdens created by, through or under Infinity; and (iii) the following described land: all oil and gas leasehold interest, whether or not described in Exhibit A attached hereto, in which Infinity owns an interest insofar and only insofar as they cover the drillsite spacing unit for said well. If Wold shall elect to continue operations on a Well, as above provided, it shall reimburse Infinity for the salvage value, less the estimated costs of salvage, of all material and equipment in such well and used or acquired in connection therewith. Salvage value shall be determined in accordance with the COPAS 1984 Accounting Procedure attached as Exhibit "E" to the Operating Agreement.

     If Infinity determines to plug a well which has been completed as a producing well, then the take-over provisions as provided in the Unit Operating Agreement shall apply.

7.   LEASE AND RIGHT-OF-WAY ADMINISTRATION

     Wold shall retain responsibility for administration of the Leases and any other interests subsequently acquired under the AMI provision including the payment of rentals and shut-in royalties. Wold shall also retain responsibility for payment of all amounts due under the terms of any rights-of-way affecting the Lease Acreage. Upon receiving written notice from Wold, Infinity shall reimburse Wold for all minimum royalties, lease rentals and right-of-way payments due upon any of the Lease Acreage in which Infinity has earned or has a right to earn an interest beginning with the effective date of this Agreement and for so long thereafter as this Agreement remains in effect. Provided, however, as to Lease Acreage earned under this Agreement in which Wold has either retained or backed-in for a working interest, Wold shall be responsible for its proportionate share of such payment in accordance with the terms of the Operating Agreement.

8.   WELL DATA AND ACCESS

     Wold shall be given thirty (30) days notice prior to commencement of all drilling operations. Wold's representative (as appointed by Wold) shall have the right, at Wold's risk, to have access to the derrick floor and to observe all operations on all wells drilled on the Lease Acreage. Infinity shall promptly furnish Wold's representative with not less than one copy of all applications and reports pertaining to the Lease Acreage, of each daily drilling report, and of each well log, core analysis or other data taken from wells located on the Lease Acreage. Infinity agrees, at Wold's request, to furnish Wold's representative true and correct information pertaining to each well, the production therefrom (including true and complete copies of all contracts or agreements and all amendments and modifications thereof) for sale, processing or other disposition of any product produced from the Lease Acreage and such technical information as Infinity may acquire with respect to sands, coals and formations encountered. Wold's representative shall have the right to be present when wells are tested and/or tanks are gauged and shall have the right to examine all run tickets and to have full information as to production and runs, including copies of all run tickets upon request. In the event Infinity notifies Wold in writing that Infinity considers any such information or data to be confidential, Wold agrees, until the termination of this agreement or for a period not to exceed the period that a particular matter is held confidential by the state agency, whichever is the shorter period of time, not to disclose such information or data to any third party unless such information or data previously has been available to or examined by the third-party or otherwise generally available to the public or any governmental authority or agency other than the state agency. This shall not be interpreted to require Infinity to furnish Wold or Wold's representative with any interpretive information or data; or any information or data which Infinity is obligated to keep confidential.

9.   SUB-OPERATOR

     The parties shall use all reasonable commercial efforts to negotiate and work with the BLM and the other working interest owners under the Riley Ridge Unit Operating Agreement to have Infinity designated as a sub-operator of the Unit with respect to the Objective Formations.

10.  OPERATING AGREEMENT

     The Lease Acreage is subject to a Unit Operating Agreement for the Riley Ridge Unit. Wold has been designated the unit operator of the Riley Ridge Unit. As unit operator, Wold shall use its best efforts to cooperate and assist Infinity in obtaining the necessary approvals to conduct the operations contemplated by Infinity under the terms of this Agreement including without limitation proposing the drilling of wells under the terms of the Unit Operating Agreement; obtaining permits from the Bureau of Land Management; revising the plan of development for the unit as necessary and such other actions as may be warranted to assist Infinity in conducting its operations under this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Riley Ridge Unit Operating Agreement then as between Wold and Infinity the terms of this Agreement shall control.

11.  FORCE MAJEURE

     If either party is rendered unable, wholly or in part by force majeure, to carry out its obligations under this Agreement, other than any obligation to make any payments, such party shall give to the other party, prompt written notice of the force majeure, with reasonably full particulars, and thereupon the obligations of the parties, so far as they are affected by the act of force majeure, shall be suspended during, but not longer than the continuance of the force majeure, plus such reasonable further period of time not to exceed 60 days, if any, required to resume the suspended operation. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable; provided, that it shall not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes, the method, procedure and result of all such difficulties being entirely within the discretion of the party concerned. "Force majeure" means an act of God, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, explosion, governmental action, governmental inaction, restraint or delay, unavailability of equipment or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming force majeure. Force Majeure, as applied to the commencement of the First Pilot Well, shall specifically include, but not be limited to, the ability of Infinity to obtain all permits and approvals by the appropriate governmental agencies needed to commence drilling prior to October 31, 1999.

12.  COMPLIANCE AND INDEMNITY:

     Infinity shall comply with and conduct its operations hereunder in accordance with all applicable laws, ordinances, rules, regulations and orders of all governmental authorities having jurisdiction thereof. Infinity shall indemnify and hold Wold harmless from any and all claims, demands or judgments of whatsoever nature arising out of or asserted because of Infinity's performance or failure to perform the obligations of this Agreement or because of Infinity's performance in the drilling of any well hereunder prior to Payout and after Payout unless Wold has elected to exercise its right to retain or convert to a working interest hereunder.

13.   INSURANCE:

      Infinity agrees to insure and keep insured at all times all operations conducted by it on the Lease Acreage in compliance with the insurance provision set out under Exhibit D' to the attached Unit Operating Agreement (Exhibit C).

14.  NOTICES:

     Except as herein otherwise expressly provided, any notice or other communication required or permitted hereunder shall be deemed to have been properly given or delivered when delivered personally or by telefax transmission or mail to a party as follows:

          Wold Oil Properties, Inc.
          c/o Peter Wold
          139 West Second Street,
          Suite 200,
          Casper, Wyoming 82601
          Phone: (307) 265-7252
          Fax:   (307) 265-7336

          Infinity Oil & Gas, Inc.
          c/o Steve Reynolds
          730 17th Street,
          Suite 250,
          Denver, Colorado 80202
          Phone: (303) 825-0899
          Fax:   (303) 825-3342

     The date of service by courier or hand delivery is the date on which such notice or other communication is received by the addressee, by facsimile is the date sent, or if such date is on a weekend or federal or state holiday, then on the next date which is not Saturday, Sunday or such holiday. Each party hereto shall have the right to change its address for all purposes of this Article by notifying the other party hereto thereof in writing.

15.  DEFAULT:

     If Infinity fails to comply with any of the provisions of this Agreement (excluding the drilling obligations described in Article 1), Wold shall notify Infinity. Infinity shall have thirty (30) days to rectify the noncompliance. If Infinity does not rectify the noncompliance, Wold, at its option, may terminate this Agreement; however, Wold shall also have the option of enforcing that portion of this Agreement relating to the area of mutual interest and the right of access to information. By terminating this Agreement Wold shall not waive, or otherwise be precluded from exercising, any other rights or remedies, at law or in equity, which it may have for the breach of the contract by Infinity's failure to perform the contract in whole or in part.

16.  CONFIDENTIALITY:

     It is understood by the parties that the terms of this Agreement and all drilling, completion, geologic, geophysical, production and other technical information concerning the wells drilled under this Agreement shall be held tight, and shall be kept confidential unless and until disclosed by or otherwise made available through the Wyoming Oil and Gas Commission or the Wyoming BLM; provided, however, that each party may disclose such information on a confidential basis to its professional advisors, lenders and financial institutions.

17.  ACQUISITIONS:

     17.1  Overriding Royalty Acquisitions

     Wold shall assist in efforts of Infinity to jointly reduce existing overriding royalty burdens upon the Lease Acreage. Should Infinity and Wold be successful in such reduction efforts, then any such overriding royalty shall be divided as follows:

            So long as the net revenue interest of a Lease being delivered to Infinity, insofar as through the Objective Formation, after subtracting the Overriding Royalty reservation by Wold, as provided above, is equal to or less than 80.00%, all overriding royalty acquisitions from that Lease shall be owned by Infinity.

            At such time that the net revenue interest of a Lease being delivered to Infinity, insofar as through the Objective Formation, after subtracting the Overriding Royalty reservation by Wold, as provided above, becomes greater than 80.00%, then those overriding royalty interests acquired over and above an 80.00% net revenue interest shall be divided on a 70% to Infinity, 30% to Wold basis.

            Should any overriding royalty acquisition by Wold and Infinity in the Lease Acreage include any depths below the Objective Formations, as defined herein, the acquisition shall be split up 70% to Wold and 30% to Infinity.

            In the event this Agreement is ratified and accepted in its full terms by other operating rights/working interest owners in the Lease Acreage (third party (s)), Wold and said third party (s) shall split the assigned overriding royalty, discussed in this Article above, proportionate to the operating rights/working interest owners leasehold share in the assigned Lease existing as of the date of the overriding royalty acquisition.

     17.2  Operating Rights/Working Interest Acquisitions

     The parties shall create an Area of Mutual Interest covering the following lands only insofar as the Objective Formations:

           The Riley Ridge Unit and lands presently owned by Wold lying within Townships 29 and 30 North, Ranges 114 and 115 West, Sublette County, Wyoming, described in Exhibits A and B attached.

("AMI"). During the term of the AMI if any party hereto ("Acquiring Party") acquires any operating rights interests, record title interests, working interests and/or fee mineral interests ("Mineral Interest") to the Objective Formations, the Acquiring Party shall, within 30 days after the acquisition, promptly advise each of the parties hereto ("Offeree") of such acquisition. In such event, each Offeree shall have the right to acquire the Mineral Interest in accordance with the terms of this Agreement in the following percentages:

                         Infinity   -   70%
                         Wold       -   30%
                                       ----
                                       100%

Provided, however, if the Mineral Interest covers any portion of the AMI lying below the Objective Formations, then Wold shall have a preferential right to acquire 100% of that portion of the interest within the Lease Acreage lying below the Objective Formations. Subsequent to the effective date of this Agreement, should Wold acquire an interest in the Leases or Lands within the AMI, which includes interests both within and below the Objective Formations, then the parties shall, for the purpose of assessing proportionate costs of acquisition, deem the Objective Formations to be equal in value to depths below the Objective Formation, unless specified otherwise by the seller.

     17.3  Notice of Acquisition

     Upon acquiring a Mineral Interest the Acquiring Party shall, in writing, advise the Offeree of such acquisition within 30 days after the acquisition. The notice shall include a copy of all instruments of acquisition including, but not limited to, copies of the leases, assignments, sub-leases, farmouts or other contracts affecting the Mineral Interest. The Acquiring Party shall also enclose an itemized statement of the actual costs and expenses incurred by the Acquiring Party in acquiring such Mineral Interest, excluding, however, costs and expenses of its own personnel ("Acquisition Costs"). Each Offeree shall have a period of 30 days after receipt of the notice within which to furnish the acquiring party written notice of its election to acquire along with payment for its proportionate share of the Acquisition Costs for the offered Mineral Interest. In the event a well is being drilled for production of oil and gas within the AMI or a location outside the AMI the results of which could be reasonably expected to materially affect the value of the offered Mineral Interest, each Offeree shall have a period of 48 hours after receipt of the notice (exclusive of Saturdays, Sundays and Legal Holidays) within which to acquire its proportionate interest in the Mineral Interest so offered provided, however, the 48 hour election period shall not apply unless the Acquiring Party furnishes notice to the Offeree within 2 full business days after the date on which the Acquiring Party acquires the Mineral Interest so offered. In addition thereto, the Acquiring Party shall also:

           (a) Furnish the Offeree with the approximate location of the well then being drilled and the name of the operator or drilling contractor drilling the well; and

           (b) Specifically advise the Offeree that the Offeree shall have a period of 48 hours (exclusive of Saturdays, Sundays and Legal Holidays) within which to elect to acquire an interest in the offered Mineral Interest.

If the Acquiring Party shall not have received actual written notice of election of Offeree to acquire its proportionate interest within the 30 day or 48 hour period, whichever is applicable, it shall be conclusively presumed that such Offeree has elected not to acquire its interest in the Mineral Interest. Upon payment by the Offeree, Acquiring Party shall execute and deliver an appropriate assignment to such Offeree. Any lease jointly acquired under the AMI shall become subject to the Unit Operating Agreement.

     17.4   Mergers

     The provisions of this AMI shall not apply to acquisition as a result of merger, consolidation, reorganization or acquisitions from a parent, subsidiary or affiliated corporation. Neither shall it apply to transfers between partners in a partnership or transfers between the parties to this Agreement.

     17.5   Term.

     The AMI shall be effective for a term of three years from the effective date of this Agreement; however, in the event Infinity fails to Drill and Complete the Pilot Program in accordance with the terms of this Agreement then the Area of Mutual Interest shall terminate simultaneous with this Agreement.


18.  LIABILITY OF PARTIES:

     The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations as provided in this Agreement and shall be liable only for its proportionate share of the costs of performing its obligations under this Agreement. It is not the intention of the parties to create or render the parties liable as partners of a mining partnership or other partnership or association.

19.  TERM OF AGREEMENT

     This Agreement shall remain in effect for so long as Infinity owns rights or interests within the Leased Acreage pursuant to this agreement.

20.  GOVERNING LAW; VENUE:

     This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to principles of conflicts of laws otherwise applicable to such determinations.. In the event any dispute arises with respect to this Agreement, the parties hereby consent to jurisdiction and litigation of such disputes in the State of Wyoming.

21.  MEMORANDUM

     A memorandum of this Agreement shall be executed by the parties and recorded by Infinity in the records of Sublette County, Wyoming.

22.  COUNTERPARTS AND ASSIGNMENT

     This Agreement may be executed in multiple counterparts, all of which are identical. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. All or any part of this agreement may be assigned to a third party subject to prior written approval by Wold, which shall not be unreasonably withheld.

23.  EXHIBITS

     The following Exhibits are attached hereto and incorporated by reference:

          Exhibit A     Description of Leases

          Exhibit B     Description of Lands

          Exhibit C     Unit Operating Agreement

          Exhibit D     Assignment

     IN WITNESS WHEREOF, the parties hereto have executed this 31st day of August, 1999.

                              INFINITY OIL & GAS, INC.


Attest: /s/ Tim Button        By: /s/ Steve Reynolds
                                  Steve Reynolds
                                  Vice-President

                              WOLD OIL PROPERTIES, INC.


Attest: /s/ David W. Klym,    By: /s/ Peter I. Wold
        David W. Klym, Asst.      Peter I. Wold
        Secretary                 President

                                EXHIBIT "A"

                           Description of Leases

                                Page 1 of 2

Attached to and made part of that Participation Agreement dated August 31, 1999 by and between Wold Oil Properties and Infinity Oil & Gas, Inc.

                  LEASES LYING WITHIN THE RILEY RIDGE UNIT

Lease No.    Lease Date   Lands within Lease                        Acres

W-36438      10/1/72      Township 30 North, Range 114 West         480.00
                          Section 33:  S/2N/2, S/2
W-36438      10/1/72      Township 30 North, Range 114 West         80.00
                          Section 34:  W/2SW/4
W-38887 (A)  4/1/73       Township 29 North, Range 114 West         480.00
                          Section 4:  S/2NE/4, NE/4SW/4,
                            S/2SW/4, SE/4
                          Section 5:  NW/4SW/4, S/2SW/4
W-38887 (B)  4/1/73       Township 29 North, Range 114 West         520.90
                          Section 4:  Lot 4, SW/4NW/4, NW/4SW/4
                          Section 5:  Lots 1-3, S/2N/2,
                            NE/4SW/4, SE/4
W-49633      4/1/75       Township 29 North, Range 114 West         365.92
                          Section 3:  Lot 4, S/2NW/4, SW/4
                          Section 4:  Lots 1-3, SE/4NW/4
W-49634      4/1/75       Township 29 North, Range 114 West         640.00
                          Section  8:  All
W-49635      4/1/75       Township 29 North, Range 114 West         560.00
                          Section 9:  N/2S/2, S/2SW/4, SW/4SE/4
                          Section 15:  NW/4, N/2SW/4, SW/4SW/4
W-52404      12/1/75      Township 29 North, Range 115 West         640.00
                          Section 12:  All
W-52405      2/1/75       Township 29 North, Range 115 West         640.00
                          Section 13:  All
W-56739      12/1/76      Township 30 North, Range 114 West         320.00
                          Section 32:  SE/4NE/4, NE/4SW/4, SE/4
                          Section 32:  S/2SW/4
W-59398      8/1/77       Township 29 North, Range 114 West         160.00
                          Section 18:  NE/4
W-59398      8/1/77       Township 29 North, Range 114 West         640.00
                          Section 20:  All
W-60620      4/1/76       Township 29 North, Range 114 West         320.00
                          Section 17:  S/2
W-60620      4/1/76       Township 29 North, Range 114 West         320.00
                          Section 17:  N/2
W-60620      4/1/76       Township 29 North, Range 114 West         40.00
                          Section 9:  SE/4SE/4
W-60620      4/1/76       Township 29 North, Range 114 West         779.12
                          Section 5:  Lot 4
                          Section 6:  Lots 1, 2, S/2NE/4, SE/4
                          Section 7:  E/2
                          Section 18:  SE/4
W-60621      4/1/76       Township 29 North, Range 114 West         160.00
                          Section 21:  N/2NW/4, NW/4NE/4, SW/4NW/4



W-62803      11/1/78      Township 29 North, Range 114 West         754.89
                          Section 6:  Lots 6, 7, SE/4NW/4, E/2SW/4
                          Section 7:  Lots 1-4, E/2W/2
                          Section 18:  Lots 1-4, E/2W/2
W-67196      4/1/79       Township 29 North, Range 115 West          120.00
                          Section 1:  S/2SE/4, NE/4SE/4

                     End of Exhibit "A" page 1 of 2

                                EXHIBIT "A"
                           Description of Leases

                                Page 2 of 2

Attached to and made part of that Participation Agreement dated August 31, 1999 by and between Wold Oil Properties and Infinity Oil & Gas, Inc.

                 LEASES LYING WITHIN THE RILEY RIDGE UNIT, cont.

Lease No.    Lease Date   Lands within Lease                        Acres

W-69874      1/1/80       Township 30 North, Range 114 West         40.00
                          Section 31:  S/E4SE/4
W-78475      6/1/74       Township 29 North, Range 114 West         160.00
                          Section 10:  SW/4
W-78475      6/1/74       Township 29 North, Range 114 West         560.00
                          Section 10:  NW/4, W/2NE/4, SE/4NE/4, SE/4
                          Section 15:  N/2NE/4, SW/4NE/4
W-78476      3/1/75       Township 29 North, Range 114 West         320.00
                          Section 9:  N/2
WY-76-0342   5/2/76       Township 29 North, Range 114 West         640.00
State of Wyoming          Section 16:  All

                     LEASES LYING OUTSIDE RILEY RIDGE UNIT

Lease No.    Lease Date   Lands within Lease                        Acres

W-36438      10/1/72      Township 30 North, Range 114 West         160.00
                          Section 33:  N/2N/2
W-36438      10/1/72      Township 30 North, Range 114 West         320.00
                          Section 34:  W/2NW/4, SE/4NW/4, SW/4NE/4
                          Section 34:  W/2SE/4, E/2SW/4
W-49633      4/1/75       Township 29 North, Range 114 West         157.14
                          Section 3:  Lots 1, 2, 3, S/2NE/4
W-49635      4/1/75       Township 29 North, Range 114 West         40.00
                          Section 15:  SE/4SW/4
W-54161      4/1/76       Township 29 North, Range 114 West         320.00
                          Section 19:  E/2
W-54162      4/1/76       Township 29 North, Range 114 West         160.00
                          Section 29:  NE/4
W-60621      4/1/76       Township 29 North, Range 114 West         1120.00
                          Section 21:  SE/4NW/4, S/2NE/4, NE/4NE/4
                          Section 21:  S/2
                          Section 28:  All
W-62803      11/1/78      Township 29 North, Range 114 West         680.25
                          Section 6:  Lots 3-5
                          Section 26:  NE/4NW/4, S/2NW/4, E/2, SW/4




W-67196      4/1/79       Township 29 North, Range 115 West         1640.00
                          Section 1:  NW/4SE/4, N/2, SW/4
                          Section 2:  All
                          Section 11:  E/2, E/2W/2
W-78475      6/1/74       Township 29 North, Range 114 West         240.00
                          Section 10:  NE/4NE/4
                          Section 15:  SE/4NE/4, SE/4
W-80232      4/1/79       Township 29 North, Range 115 West         560.00
                          Section 14:  NE/4, E/2NW/4, S/2
WYW-118393   12/1/76      Township 30 North, Range 114 West         641.68
                          Section 31:  Lots 1-4, W/2E/2
                          Section 32:  N/2N/2, SW/4NE/4, S/2NW/4
                          Section 32:  NW/4SW/4

                          End of Exhibit "A" page 2 of 2